Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2013, except for the last paragraph of Note 4, as to which the date is September 26, 2013, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193648) and related Prospectus of MacroGenics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

February 12, 2014